UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 20, 2008, Diedrich Coffee, Inc. (the “Company”) received a staff deficiency letter from the NASDAQ Stock Market indicating that for the last thirty consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million, and as a result, the Company does not comply with the MVPHS requirement for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(2) (“Rule 4450(a)(2)”). In light of extraordinary market conditions, NASDAQ has suspended enforcement of the bid price and MVPHS requirements through January 16, 2009. These rules will be reinstated on Monday, January 19, 2009. Upon reinstatement, and in accordance with NASDAQ Marketplace Rule 4450(e)(1), the Company will have until April 20, 2009 to comply with Rule 4450(a)(2), which is demonstrated by the Company’s MVPHS equaling or exceeding $5 million for a minimum of 10 consecutive trading days.

As described in the Company’s Form 8-K filed on October 15, 2008, the Company received a staff deficiency letter on October 10, 2008 with respect to the Company’s non-compliance with the minimum stockholders’ equity requirement of $10 million as set forth in NASDAQ Marketplace Rule 4450(a)(3). As previously disclosed, the Company is in the process of preparing a response to NASDAQ’s request for a plan to achieve and sustain compliance with NASDAQ Global Market listing requirements.

On October 24, 2008, the Company issued the press release, attached hereto as Exhibit 99.1, relating to the matters described above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2008	DIEDRICH COFFEE, INC.

	By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 24, 2008

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